Exhibit 3.19
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company: NOVELIS FINANCES USA LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Strike out the statement relating to the limited liability company’s registered office and registered agent and substitute in lieu thereof the following statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

IN WITNESS WHEREOF , the undersigned have executed this Certificate on the 3 day of MARCH, A.D. 2008.

By:	/S/CHARLES R. ALEY
Authorized Person(s)

Name:	CHARLES R. ALEY
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